UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

Foldera, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17011 Beach Blvd., Suite 1500 Huntington Beach, California		92647
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 20, 2007, the Board of Directors of Foldera, Inc. (the “Company”) committed the Company to a restructuring plan in which the Company will reduce its workforce from 49 employees to 23 employees and pursue other cost reduction activities. The Board of Directors approved this restructuring plan to lower costs while retaining a core group of employees to manage the ongoing operations of the business. The Company reduced the size of its workforce on July 20, 2007, and expects to pursue and implement other cost reduction activities during the third and fourth quarters of 2007. The Company further expects to incur one-time charges of approximately $100,000 in the third quarter of 2007, primarily associated with termination benefits, and that substantially all of the one-time charges will result in cash expenditures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the restructuring plan discussed under Item 2.05 of this Current Report on Form 8-K, Richard Lusk, the Company’s Chairman, Chief Executive Officer and President, has voluntarily declined to receive salary or benefits from the Company effective July 31, 2007.

Item 7.01. Regulation FD Disclosure.

On July 23, 2007, the Company issued a press release announcing the restructuring plan discussed under Item 2.05 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in such filing.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Foldera, Inc. on July 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: July 26, 2007	By:
Reid Dabney
Senior Vice President and Chief Financial Officer